FOR IMMEDIATE RELEASE

October 27, 2008

Patient Portal Technologies, Inc. Announces Record Sales and Profitable Third Quarter Results

Baldwinsville, NY, October 27, 2008 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today record financial results for the third quarter ended September 30, 2008.

Net revenues for the third period were $4.426 million, an increase of 3% over the second quarter and operating profits were $161,000, the first profitable quarter since the company went public, an increase of over $650,000 compared to the same period 2007. Earnings before depreciation, amortization and interest also reached a record of $453,000 for the quarter. Revenue for the third quarter 2007 was $347,000 with an operating loss of ($491,000).

Gross margin percentage also increased as more of the company’s new higher margin services are being deployed into the market. Company CEO, Kevin Kelly commented, “I am pleased that we continue to execute on our business plan and continue to see very positive signs for strong performance through the end of 2008 and into 2009. Hospitals are very interested in our new services and their impacts on helping them improve patient outcome and satisfaction scores.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          American Capital Ventures
          Patient Portal Investor Relations:
          Howard Gostfrand
          (305) 918-7000